SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                 (Amendment No.)


                 Sonic Automotive Inc. and Affiliated Companies.
          ------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                   83545G 10 2
                      ------------------------------------
                                 (CUSIP Number)


          ----

          Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 6 Pages

    CUSIP No. 83545G 10 2                  13G                 Page 2 of 6 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Citicorp                  13-2614988

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

       (a)_______


       (b)_______

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
     NUMBER OF
                           None
       SHARES
                     -----------------------------------------------------------
                       6   SHARED VOTING POWER
    BENEFICALLY
                           None
      OWNED BY
                     -----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER
        EACH
                           None
     REPORTING
                     -----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
       PERSON
                           None
        WITH
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None, except through its wholly-owned subsidiary, Citibank, N.A.

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       See Line 9, above

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       HC

--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 83545G 10 2                  13G                 Page 3 of 6 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CITIBANK, N.A.                13-5266470

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

       (a)_______


       (b)_______
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       A national banking association

--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
     NUMBER OF
                           72,000
       SHARES
                     -----------------------------------------------------------
                       6   SHARED VOTING POWER
    BENEFICALLY
                           None
      OWNED BY
                     -----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER
        EACH
                           None
     REPORTING
                     -----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
       PERSON
                           500,000
        WITH
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       500,000

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.00%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       BK

--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                                Page 4 of 6 Pages

  SCHEDULE 13G

  Item 1(a) Name of Issuer:                Sonic Automotive Inc.

  Item 1(b) Address of Issuer's Principal: 5401 East Independence Blvd.
                                           Charlotte, NC 28218

  Item 2(a) Names of Persons:              Citicorp and its wholly-owned
                                           subsidiary, Citibank, N.A.

  Item 2(b) Address of Principal
            Business Office:
                                           Citicorp
                                           Citibank, N.A.
                                           399 Park Avenue
                                           New York, N.Y. 10043

  Item 2(c) Citizenship:                   Citicorp: Delaware;
                                           Citibank, N.A.: A national banking
                                             association.

  Item 2(d) Title of Class of Securities:  Common Stock

  Item 2(e) CUSIP Number:                  83545G 10 2

  Item 3 The persons filing this Schedule pursuant to either Rule 13d-1(b) or Rule 13d-2(b) are:

  Citicorp:                                (g) Parent Holding Company, in
                                           accordance with ss.240.13d-1 (b) (ii)
                                           (G).
  Citibank, N.A.:                          (b) Bank as defined in ss.3 (a)(6) of
                                           the Act;

                                                Page 5 of 6 Pages


  Item 4   Ownership

           (a) Total Amount Beneficially Owned: 500,000

           (b) Percent of Class:                                10.00%

           (c) Total Number of Shares as to which such persons have:

                 (i)   sole power to vote or to direct the vote
                       72,000

                 (ii)  shared power to vote or to direct
                       None

                 (iii) sole power to dispose or to direct
                       the disposition of
                       None

                 (iv)  shared power to dispose or to
                       direct the disposition of
                       500,000

  Item 5 Ownership of Five Percent or Less of a Class:

         [x]   Not applicable.

         [_] This statement is being filed to report the fact that as of December 31, 1997, the reporting persons had ceased to be the beneficial owners of more than five percent of the securities described.

  Item 6 Ownership of More than Five Percent on Behalf of Another Person:

         None

  Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         See Items 2(a) and 3.

  Item 8 Identification and Classification of Members of the Group:

         Not applicable.

  Item 9 Notice of Dissolution of Group:

         Not applicable.

                                                Page 6 of 6 Pages

  ITEM 10 CERTIFICATION: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect. SIGNATURE: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. NOTE:
           Signatures below are for Citicorp and Citibank, N.A., and those subsidiaries holding the issue, indicated by check below. All data shown is as of December 31, 1997.


            FEBRUARY 13, 1998             CITICORP
            -----------------
            DATE
                                          By /s/George E. Seegers
                                            -----------------------------------
                                                George E. Seegers
                                                Assistant Secretary, Citicorp

                                          CITIBANK, N.A.

                                          By /s/George E. Seegers
                                            -----------------------------------
                                                George E. Seegers
                                                Vice President, Citibank N.A.

                                          CITIBANK, N.A.

                                          By /s/Marjorie L Levy
                                            -----------------------------------
                                                Marjorie L Levy
                                                Vice President

  Copies to:
  Corporate Secretary